EXHIBIT 23.2

KPMG

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inotera Memories Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Micron Technology, Inc. of our audit report dated October 9, 2012, with respect to the balance sheets of Inotera Memories Inc. as of December 31, 2010 and 2011, and the related statements of operations, changes in stockholders' equity, and cash flows for the three-year period ended December 31, 2011, which report appears in the August 30, 2012 annual report on Form 10-K of Micron Technology, Inc.

Our report contains an explanatory paragraph that states Inotera Memories Inc. did not maintain a minimum current ratio of 1:1 and a maximum debt to equity ratio of 1.5:1 at December 31, 2011, as part of the financial covenants originally required of the Company under its syndicated bank loan agreements. On June 8, 2012, the syndicate banks formally agreed to waive the requirement of the Company to comply with its financial loan covenants for the financial statements for the year ended December 31, 2011. However, the Company was unable to maintain the same ratios as of June 30, 2012 and has until November 30, 2012 to cure the breach. In July 2012, the Company has submitted a request for a waiver from complying with these financial covenants, so that the managing bank can convene a meeting of the Banks to consider whether to grant such waiver. The potential consequences to the Company of a violation of any of its financial covenants pursuant to its syndicated bank loan agreements are also described in Notes 19(b)(iii) and 27(g) to the financial statements.

Our report also contains an explanatory paragraph that states effective January 1, 2009, the Company adopted the newly revised SFAS No. 10 “Inventories”, under which, the unallocated fixed overhead and direct labor cost of NT$12,903,228 thousand and gain from market price recovery of inventories of NT$1,767,684 thousand were charged to cost of goods sold for the year ended December 31, 2009.

/s/ KPMG

July 16, 2013

Taipei, Taiwan (the Republic of China)